EXHIBIT 99.1

Daktronics, Inc. announces first quarter results

Revenues include the sale of SportsLink mobile displays
Backlog at a record level of $85 million
Order growth exceeds 20% for two consecutive quarters

BROOKINGS, S.D. – August 17, 2005 — Daktronics Inc. (Nasdaq-DAKT), today reported fiscal 2006 first quarter net sales of $72.3 million and net income of $4.6 million, or $0.23 per diluted share, compared with first quarter net sales of $58.7 million and net income of $5.0 million, or $0.25 per diluted share, one year ago.

Backlog at the end of the quarter was approximately $85 million as compared to $53 million at the end of the first quarter of fiscal year 2005.

“Although net income declined from the first quarter of last year due to the unusually high gross profit percentage in that quarter, we are pleased with the overall performance of our business this quarter, especially our order bookings which continued the excellent growth rates of the fourth quarter of last fiscal year,” said Jim Morgan, president and chief executive officer. “We now have two consecutive quarters of order growth year over year in excess of 20%, reinforcing our belief that we can meet our long-term growth expectations. Orders in all markets exceeded our long-term annualized revenue growth target of 15%, with our commercial market continuing to lead the way with the highest growth rate.”

“Our conversion of orders into sales during the quarter, factoring out the sale of our SportsLink video display equipment of approximately $4.0 million, resulted in performance at the middle of our sales estimate range. Our initial estimates for the quarter assumed that the net gain on the SportsLink transaction would be included in non-operating income as opposed to net sales and operating income. Upon reviewing the transaction more closely, we determined that it was more appropriate to include it as a component of operating income. This did not have a significant impact on the gross profit percentage for the quarter. Approximately $1 million from this transaction remains in our backlog for additional equipment to be delivered in the future,” said Morgan.

Morgan added, “A number of noteworthy orders were booked during the quarter, including multi-million dollar sports systems for South Dakota State University, University of Cincinnati, and The Arena in Oakland. Our commercial market bookings included orders for eight digital billboards for a major outdoor advertising company and a number of integrated systems for locations such as the Victoria Racing Club in Australia and a number of gaming facilities including a large outdoor ProStar® display for a hotel and casino in Macau. In the transportation market, we booked significant orders for transportation projects in Iowa, Texas, Pennsylvania, Dallas, and North Carolina.”

Morgan continued, “Revenue recognized this quarter included work on a number of major systems, including the Kuwait Stock Exchange, the University of Georgia, The Charlotte Arena, the University of Kansas, Clemson University and the University of Iowa.”

“For the quarter, our gross margin percentage exceeded our expectations announced in early June 2005, primarily as a result of improved margin on orders booked during the quarter and better than expected cost performance on a number of projects,” said Bill Retterath, chief financial officer. “We expect that our gross margin percentage in the second quarter of fiscal 2006 will be slightly less than the level of the first quarter, keeping in mind that the nature of our business can cause fluctuations in the actual margin achieved. All components of operating expenses declined from the levels of the fourth quarter of fiscal year 2005, as expected, and helped us achieve an operating margin of approximately 10%. As compared to the first quarter of fiscal year 2005, the increase in operating expenses include primarily the increase in personnel costs and travel and entertainment costs corresponding to our order and sales growth, higher marketing expenses for demonstration equipment and literature, and investments we continue to make in strategic initiatives. These investments include international expansion, narrowcasting, and mobile and modular business, along with investments in geographical and product expansion.”

Retterath added, “Our overall effective income tax rate was higher than we had expected as a result of a reassessment of our foreign income tax benefits related to our investments in foreign jurisdictions. Looking forward we expect our overall effective rate to be 37% or less.”

“Our cash and marketable securities balances declined for the quarter primarily as a result of timing issues, higher capital expenditure levels, and the recently announced dividend payment. The timing issues relate primarily to the increase in operating assets, which is subject to short-term fluctuations. As of the end of the quarter, for example, we had almost $6 million in receivables with two customers, both of which have been collected to date, so that current cash levels are up significantly from the end of the quarter. Increases in inventory are also due to the timing of inventory receipts related to particular projects and our increase in standard product business, creating the need to inventory more in finished goods and sub-assemblies to support better shipment timeframes,” said Retterath. Retterath continued, “Our capital investments included approximately $1.9 million in plant expansion and equipment costs to support our continued growth. Factoring out the costs of plant expansion, we expect that capital additions will increase over the past fiscal year, but at a rate slower than our sales growth.”

Morgan concluded, “Based on our backlog going into the second quarter of fiscal year 2006, combined with our expectations of order bookings for the quarter, we are estimating a range of $70 -$78 million in net sales, and earnings per diluted share in the range of $0.17 to $0.27.

Conference Call Information

The Company will webcast its quarterly conference call today at 10:00 am (Central Time). To listen to the webcast, go to the home page of www.daktronics.com, and click on the icon at the bottom right corner of the screen. Completion of a short registration form, along with Windows® Media Player software, are required to hear the webcast. A replay of the teleconference via the internet will also be accessible shortly after the conclusion of the conference call through www.daktronics.com. A replay of the teleconference accessible by telephone will be available for one week starting at noon Central Time on August 17. To access the replay, call toll-free in the U.S. and Canada 800-633-8284 and enter code 21253987. International callers can dial 402-977-9140 and enter code 21253987 to hear the replay by phone.

About Daktronics

Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of, electronic scoreboards, computer-programmable displays, and large screen video displays and control systems. The company excels in the control of large display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in sport, business and transportation applications. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605)697-4000 or toll-free (800)843-5843 in the United States or write to the company at 331 32nd Ave. PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events which could materially affect company performance in the future. The Company cautions that these and similar statements involve risk and uncertainties including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries
 Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Three Months Ended
	July 30,	July 31,
	2005	2004

Net sales	$72,345	$58,710
Cost of goods sold	50,151	38,592

Gross profit	22,194	20,118

Operating expenses:
Selling	9,809	7,379
General and administrative	2,622	2,618
Product design and development	2,484	2,238

	14,915	12,235

Operating income	7,279	7,883

Nonoperating income (expense):
Interest income	377	311
Interest expense	(51)	(54)
Other income (expense), net	(72)	77

Income before income taxes	7,533	8,217
Income tax expense	2,901	3,185

Net income	$4,632	$5,032

Weighted average number of fully diluted shares and
common equivalent shares	20,171	20,124

Earnings per share:
Basic	$0.24	$0.27

Diluted	$0.23	$0.25

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	July 30,	April 30,
	2005	2005
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$9,858	$15,961
Marketable securities	8,112	8,105
Accounts receivable, less allowance for doubtful accounts	32,731	23,762
Current maturities of long-term receivables	5,980	5,196
Inventories	27,376	24,612
Costs and estimated earnings in excess of billings	22,537	15,301
Prepaid expenses and other	1,539	1,725
Deferred income taxes	4,657	5,076
Income taxes receivable	–	1,812
Rental equipment available for sale	–	2,733

Total current assets	112,790	104,283

Advertising rights, net	1,937	1,722
Long term receivables, less current maturities	9,954	9,900
Goodwill	2,588	2,621
Intangible and other assets	1,108	1,101
Deferred income taxes	488	782

	16,075	16,126

PROPERTY AND EQUIPMENT:
Land	1,129	1,084
Buildings	16,586	15,386
Machinery and equipment	18,460	17,592
Office furniture and equipment	20,360	19,382
Equipment held for rental	946	835
Demonstration equipment	6,011	5,245
Transportation equipment	4,151	3,810

	67,643	63,334
Less accumulated depreciation	34,166	32,281

	33,477	31,053

TOTAL ASSETS	$162,342	$151,462

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	July 30,	April 30,
	2005	2005
	(Unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable, bank	$259	$79
Accounts payable	15,536	17,121
Accrued expenses and warranty obligations	11,743	10,973
Current maturities of long-term debt	610	909
Current maturities of long-term marketing obligations	181	304
Billings in excess of costs and estimated earnings	13,297	5,463
Customer deposits	4,586	4,164
Deferred maintenance revenue	3,163	2,983
Income taxes payable	878	–

Total current liabilities	50,253	41,996

Long-term debt, less current maturities	158	171
Long-term marketing obligations, less current maturities	623	595
Deferred income	1,530	1,357
Deferred income taxes	2,403	3,433

	4,714	5,556

TOTAL LIABILITIES	54,967	47,552

SHAREHOLDERS' EQUITY:
Common stock	18,281	17,739
Additional paid-in capital	3,101	2,684
Retained earnings	86,052	83,337
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(50)	159

TOTAL SHAREHOLDERS' EQUITY	107,375	103,910

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$162,342	$151,462

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	July 30, 2005	July 31, 2004
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,632	$5,032
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	1,942	1,741
Amortization	(5)	26
(Gain) loss on sale of property and equipment	(4)	15
Provision for doubtful accounts	149	237
Deferred income taxes, net	(317)	294
Change in operating assets and liabilities	(6,639)	(3,258)

Net cash provided (used) by operating activities	(242)	4,087

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,856)	(2,663)
Sales (purchases) of marketable securities, net	(8)	–
Proceeds from sale of property and equipment	17	5

Net cash used in investing activities	(3,847)	(2,658)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid	(1,917)	–
Principal payments on long-term debt	(314)	(313)
Net borrowing (payments) on notes payable	178	(146)
Proceeds from exercise of stock options and warrants	247	41

Net cash used in financing activities	(1,806)	(418)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(208)	106

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(6,103)	1,117

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	15,961	16,255

CASH AND CASH EQUIVALENTS END OF PERIOD	$9,858	$17,372